Exhibit 99.1

Investor Relations Contact:

Maria Quillard

Xilinx, Inc.

(408) 879-4988

ir@xilinx.com

STIPULATION OF XILINX SETTLEMENT WITH INTERNAL REVENUE SERVICE JOINTLY FILED

SAN JOSE, CA, APRIL 7, 2004 — Xilinx, Inc. (Nasdaq: XLNX) today announced that it has reached a settlement with the IRS and that there will be no increase to Xilinx’s taxable income relating to the license of technology on the formation of Xilinx Ireland.

In 1995 when Xilinx Ireland was formed, Xilinx Inc. licensed to Xilinx Ireland its existing technology. At that time, Xilinx commissioned an independent, third party study, as required by law, to calculate a royalty for the existing technology. The IRS in a later audit stated that the methodology used by Xilinx in calculating the royalty payment should have been handled differently. However, after an extensive review by way of the IRS Appeals process, the methodology used by Xilinx was accepted as having achieved the appropriate payment.

In response to assertions by the IRS in late 2000 that Xilinx owed additional tax, Xilinx established a reserve for the potential tax liability including interest and penalties. Since the IRS adjustment was not sustained, Xilinx is assessing the impact on previously established reserves including all interest and penalties accrued and will record an adjustment for the fourth quarter of fiscal year 2004 to eliminate the liability. As a result, Xilinx tax rate for the entire fiscal FY04 period will be reduced.

This release contains forward-looking statements that are subject to risks and uncertainties.  Actual events and results, may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the completion our analysis and review by our independent auditors and other risk factors listed in our most recent Form 10K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.